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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number    0-26942

                        SMART Modular Technologies, Inc.
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             (Exact name of registrant as specified in its charter)


        4305 Cushing Parkway, Fremont, California 94538, (510) 623-1231
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)      /X/    Rule 12h-3(b)(1)(ii)    / /
              Rule 12g-4(a)(1)(ii)     / /    Rule 12h-3(b)(2)(i)     / /
              Rule 12g-4(a)(2)(i)      / /    Rule 12h-3(b)(2)(ii)    / /
              Rule 12g-4(a)(2)(ii)     / /    Rule 15d-6              / /
              Rule 12h-3(b)(1)(i)      /X/

    Approximate number of holders of record as of the certificate or notice date:
                                       1

     Pursuant to the requirements of the Securities Exchange Act of 1934, SMART Modular Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                             SMART MODULAR TECHNOLOGIES, INC.

DATE: December 6, 1999                       By: /s/ Charles W. Welch
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                                                 Charles W. Welch
                                                 Vice President, Business
                                                 Development and General Counsel